UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     July 19, 2007
LANDSTAR SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	021238 (Commission File Number)	06-1313069 (I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida (Address of principal executive offices)	32224 (Zip Code)
(904) 398-9400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On July 19, 2007, Landstar System, Inc. (the “Company”) issued a press release announcing results for the second quarter of fiscal 2007. A copy of the press release is attached hereto as Exhibit 99.1.
In the press release attached hereto as Exhibit 99.1, Landstar provided the following information that may be deemed non-GAAP financial measures: (1) percentage change in revenue and earnings per diluted share for the fiscal quarter ended June 30, 2007, as compared to the fiscal quarter ended July 1, 2006, exclusive of revenue related to emergency transportation services provided primarily under the FAA contract; (2) change in operating margin for the fiscal quarter ended June 30, 2007, as compared to fiscal quarter ended July 1, 2006, exclusive of operating income and revenue related to emergency transportation services provided primarily under the FAA contract; (3) percentage change in revenue for the fiscal quarter to end September 29, 2007, as compared to the fiscal quarter ended September 30, 2006, exclusive of revenue related to emergency transportation services provided primarily under the FAA contract; and (4) with respect to the twenty six week periods ended June 30, 2007 and July 1, 2006 and the thirteen week period ended July 1, 2006, revenue per load for the global logistics segment excluding revenue and loads related to emergency transportation services provided primarily under the FAA contract.
Each of the foregoing financial measures should be considered in addition to, and not as a substitute for, the corresponding GAAP financial information also presented in the press release.
Management believes that it is appropriate to present this financial information for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in Landstar’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of Landstar’s results as compared to the results of peer companies; (3) a significant portion of the emergency transportation services previously provided under the FAA contract were provided on the basis of a daily rate for the use of transportation equipment in question, and therefore load and per load information is not necessarily available or appropriate for a significant portion of the related revenue; and (4) management considers this financial information in its decision making.
The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 18, 2007, the Board of Directors (the “Board”) of Landstar System, Inc. (the “Company”) increased the size of the Board from six directors to seven and elected Michael Henning a Class III Director. As a Class III Director, Mr. Henning’s term will expire at the Company’s 2008 annual meeting of stockholders. The Board has determined that Mr. Henning satisfies the independence requirements and the requirements to serve as a “financial expert” under the Sarbanes-Oxley Act of 2002 and the rules promulgated by The Nasdaq Stock Market, Inc. with respect to corporate governance matters (the “Nasdaq Rules”) and that Mr. Henning is “financially literate” within the meaning of the Nasdaq Rules, and has appointed Mr. Henning to the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Safety Committee and the Strategic Planning Committee.
Under the Company’s 2003 Directors Stock Compensation Plan, each non-employee director is entitled to receive a restricted stock award of 6,000 restricted shares upon such director’s election to a three-year term as director. In connection with Mr. Henning’s election to the Board, the Board has determined that Mr. Henning should receive a pro rated portion of the restricted stock award under the 2003 Directors Stock Compensation Plan equal to 1,577 restricted shares. In addition, the Board has previously determined that each non-employee director of the Company is entitled to receive a retainer equal to $25,000 upon his or her election to a three-year term and an annual retainer equal to $48,000. In connection with Mr. Henning’s election to the Board, the Board has determined that Mr. Henning should receive a pro rated portion of the director election retainer equal to $6,569 for the period of Mr. Henning’s service between July 18, 2007 and the Company’s 2008 Annual Meeting of Stockholders and a pro rated portion of the annual retainer equal to $21,962 for Mr. Henning’s service as a director during the remainder of the third quarter and the fourth quarter of 2007. In addition, Mr. Henning will enter into an Indemnification Agreement with the Company, substantially in the form filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003.
Item 9.01 Financial Statements and Exhibits
Exhibits

99.1	News Release dated July 19, 2007 of Landstar System, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.
Date: July 19, 2007	By:	/s/ James B. Gattoni
		Name:	James B. Gattoni
		Title:	Vice President and Chief Financial Officer